  As filed with the Securities and Exchange Commission on June 23, 2000
                                                     Registration No. 333-35914
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            3TEC Energy Corporation
            (Exact name of registrant as specified in its charter)

              Delaware                                 76-0624573
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                          Two Shell Plaza, Suite 2400
                               777 Walker Street
                             Houston, Texas 77002
                                (713) 821-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                Floyd C. Wilson
                          Two Shell Plaza, Suite 2400
                               777 Walker Street
                             Houston, Texas 77002
                                (713) 821-7100
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                With copies to:

          Thompson Knight                        Vinson & Elkins L.L.P.
    Brown Parker & Leahy, L.L.P.                 2300 First City Tower
   1200 Smith Street, Suite 3600                      1001 Fannin
        Houston, Texas 77002                   Houston, Texas 77002-6760
           (713) 654-8111                            (713) 758-2222
        Attn: Dallas Parker                       Attn: T. Mark Kelly
        William T. Heller IV

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   Title of Each Class of         Proposed Maximum            Amount of
 Securities to be Registered  Aggregate Offering Price  Registration Fee(1)(2)
------------------------------------------------------------------------------
Common stock, par value $.02
 per share...................       $82,225,000               $16,014.90
------------------------------------------------------------------------------

(1) Calculated pursuant to Rules 457(a) and 457(o).

(2) We have previously paid $15,180 in connection with our initial filing on April 28, 2000, and $834.90 in connection with our filing of Amendment No. 1 on June 6, 2000.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             EXPLANATORY NOTES

   This Amendment No. 2 to Registration Statement on Form S-2 (Registration No. 333-35914) is being filed solely for the purpose of revising Item 14 hereto.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance And Distribution

   The expenses of the offering are estimated to be as follows:

   Description                                                          Amount
   -----------                                                         --------
   Securities and Exchange Commission filing fee...................... $ 16,015
   NASD filing fee.................................................... $  8,723
   Legal fees and expenses............................................ $300,000
   Accounting fees and expenses....................................... $260,448
   Engineering fees and expenses...................................... $121,914
   Printing, postage, and mailing expenses............................ $125,000
   Transfer Agent fees................................................ $  3,500
                                                                       --------
     Total............................................................ $826,877
                                                                       ========

Item 15. Indemnification of Officers And Directors

   Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

   Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty in their capacity as directors, except for liability:

  - for any breach of the director's duty of loyalty to us or our stockholders;

  - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  - for any transaction from which the director derived an improper personal benefit.

   Delaware law also authorizes corporations to indemnify its officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because that individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

   Our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because that individual was one of our officers or directors to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents.

   These provisions in our certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefitted us and our stockholders.

   These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

Item 16. Exhibits

 Exhibit
   No.                                 Description
 -------  ---------------------------------------------------------------------
    1.1*  Underwriting Agreement, by and between the Company, Bear, Stearns &
          Co. Inc. and the underwriters named therein.
    2.1   Agreement and Plan of Merger, dated December 21, 1999, by and between
          3TEC Energy Corporation 3TM Acquisition L.L.C., Magellan Exploration,
          LLC and ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap
          Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-
          Tex Partners, L.L.C. (Incorporated by reference to Exhibit C to Form
          DEF14A, filed January 11, 2000.)
    2.2   Agreement and Plan of Merger, dated November 24, 1999, by and between
          3TEC Energy Corporation, a Delaware corporation, and Middle Bay Oil
          Company, Inc., an Alabama corporation. (Incorporated by reference to
          Exhibit A to Form DEF14A, filed October 25, 1999.)
    2.3   Form of Purchase Agreement between and among Middle Bay Oil Company,
          Inc. and private sellers of the properties managed by Floyd Oil
          Company. (Incorporated by reference to Exhibit 2.1 to Form 8-K filed
          December 7, 1999.)
    2.4   Real Estate Exchange Agreement by and between Middle Bay Oil Company,
          Inc. and Floyd Oil Company. (Incorporated by reference to Exhibit 2.1 to Form 8-K/A filed December 17, 1999.)
    2.5   First Amendment to Agreement and Plan of Merger, effective as of
          January 14, 2000, by and among 3TEC Energy Corporation, 3TM
          Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation,
          EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B,
          Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C.
          (Incorporated by reference to Exhibit 2.1 to Form 8-K filed February
          4, 2000.)
    2.6   Second Amendment to Agreement and Plan of Merger, effective as of
          February 2, 2000, by and among 3TEC Energy Corporation, 3TM
          Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation,
          EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B,
          Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C.
          (Incorporated by reference to Exhibit 2.2 to Form 8-K filed February
          4, 2000.)
    2.7   Form of Agreement of Sale and Purchase by and between C.W. Resources,
          Inc., Westerman Royalty, Inc., and Carl A. Westerman and 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 10.32 to Form S-2 filed April 28, 2000.)
    3.1   Certificate of Incorporation of 3TEC Energy Corporation.
          (Incorporated by reference to Exhibit 3.1 Form 8-K/A filed December
          6, 1999.)
    3.2   Certificate of Amendment to the Certificate of Incorporation of 3TEC
          Energy Corporation. (Incorporated by reference to Form 3.3 10-KSB filed March 30, 2000.)
    3.3   Certificate of Merger of Middle Bay Oil Company, Inc. into 3TEC
          Energy Corporation. (Incorporated by reference to Exhibit 3.3 Form 8-
          K/A filed December 16, 1999.)
    3.4   Bylaws of the Company. (Incorporated by reference to Exhibit C of the
          Company's definitive proxy statement filed October 25, 1999.)
    4.1   Certificate of Designation of Series B Preferred Stock of 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 3.1 to Form 8-K/A filed December 16, 1999.)

 Exhibit
   No.                                 Description
 ------- ----------------------------------------------------------------------
    4.2  Certificate of Designation of Series C Preferred Stock of 3TEC Energy
         Corporation. (Incorporated by reference to Exhibit 3.2 Form 8-K/A filed December 16, 1999.)
    4.3  Certificate of Designation of Series D Preferred Stock of 3TEC Energy
         Corporation. (Incorporated by reference to Exhibit 4.3 to Form 10-QSB filed May 15, 2000.)
    5.1  Legal opinion of Thompson Knight Brown Parker & Leahy, L.L.P. as to
         the legality of the securities being offered.
   10.1  Securities Purchase Agreement, dated July 1, 1999 by and between the
         Company and 3TEC Energy Corporation. (Incorporated by reference to
         Exhibit C to the definitive Proxy Statement filed July 19, 1999.)
   10.2  Securities Purchase Agreement, dated August 27, 1999 by and between the Company and Shoemaker Family Partners, LP. (Incorporated by
         reference to Exhibit 10.2 to Form 10-QSB filed November 15, 1999.)
   10.3  Securities Purchase Agreement, dated August 27, 1999 by and between the Company and Shoeinvest II, LP. (Incorporated by reference to
         Exhibits to Exhibit 10.3 to Form 10-QSB filed November 15, 1999.)
   10.4  Securities Purchase Agreement, dated October 19, 1999 between The
         Prudential Insurance Company of America and the Company. (Incorporated
         by reference to Exhibit 10.1 to Form 8-K filed November 2, 1999.)
   10.5  Shareholders Agreement, dated August 27, 1999 by and among the
         Company, 3TEC Energy Corporation and the Major Shareholders.
         (Incorporated by reference to Exhibit 10.5 to Form 10-QSB filed
         November 15, 1999.)
   10.6  Registration Rights Agreement, dated August 27, 1999 by and among the
         Company, 3TEC Energy Corporation, the Major Shareholders, Shoemaker
         Family Partners, LP and Shoeinvest II, LP. (Incorporated by reference to Exhibit 10.6 to Form 10-QSB filed November 15, 1999.)
   10.7  Amendment to Registration Rights Agreement, dated October 19, 1999 by and among the Company, W/E Energy Company, L.L.C. f/k/a 3TEC Energy
         Company L.L.C., f/k/a 3TEC Energy Corporation, Shoemaker Family
         Partners, LP, Shoeinvest II, LP, and The Prudential Insurance Company
         of America. (Incorporated by reference to Exhibit 10.2 to Form 8-K filed November 2, 1999.)
   10.8  Participation Rights Agreement, dated October 19, 1999 by and among the Company, The Prudential Insurance Company of America and W/E
         Energy Company L.L.C. (Incorporated by reference to Exhibit 10.3 to
         Form 8-K filed November 2, 1999.)
   10.9  Employment Agreement, dated April 15, 2000 by and between Floyd C.
         Wilson and the Company. (Incorporated by reference to Exhibit 10.9 to
         Form S-2 filed April 28, 2000.)
  10.10  Employment Agreement, dated May 1, 2000, by and between R.A. Walker and the Company. (Incorporated by reference to Exhibit 10.9 to Form S-
         2 filed April 28, 2000.)
  10.11  Restated Credit Agreement by and among Middle Bay Oil Company, Inc.,
         Enex Resources Corporation and Middle Bay Production Company, Inc. as
         borrowers, and Bank One, Texas, N.A. and other institutions as lenders. (Incorporated by reference to Exhibit 10.1 to Form 8-K/A filed December 17, 1999.)
  10.12  Credit Agreement, dated March 27, 1998 by and among the Company,
         Compass Bank, and Bank of Oklahoma, National Association.
         (Incorporated by reference to Exhibit 10.11 to Form 10-QSB filed
         November 15, 1999.)
  10.13  First Amendment to Credit Agreement, dated August 27, 1999 by and among the Company, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.12 to Form 10-
         QSB filed November 15, 1999.)
  10.14  Second Amendment to Credit Agreement, dated October 19, 1999 by and among the Company, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.13 to Form 10-
         QSB filed November 15, 1999.)

 Exhibit
   No.                                 Description
 ------- ----------------------------------------------------------------------
  10.15  Subordination Agreement, dated August 27, 1999 by and between 3TEC
         Energy Corporation, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.14 to Form 10-
         QSB filed November 15, 1999.)
  10.16  Subordination Agreement, dated August 27, 1999 by and among Shoemaker
         Family Partners, LP, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.15 to Form 10-
         QSB filed November 15, 1999.)
  10.17  Subordination Agreement, dated August 27, 1999 by and among Shoeinvest
         II, LP, Compass Bank, and Bank of Oklahoma, National Association.
         (Incorporated by reference to Exhibit 10.16 to Form 10-QSB filed
         November 15, 1999.)
  10.18  Letter Amendment No. 1 to Middle Bay Oil Company, Inc. Securities
         Purchase Agreement, dated November 23, 1999, by and between Middle Bay
         Oil Company, Inc. (n/k/a 3TEC Energy Corporation) and The Prudential
         Insurance Company of America (Incorporated by reference to Exhibit
         10.21 to Form S-2 filed April 28, 2000 and replacing the unexecuted
         Exhibit 10.17 of Form 10-QSB filed November 15, 1999.)
  10.19  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and 3TEC Energy Company
         L.L.C. (Incorporated by reference to Exhibit 10.18 to Form S-2 filed
         April 28, 2000.)
  10.20  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and Shoemaker Family
         Partners, LP. (Incorporated by reference to Exhibit 10.18 to Form S-2 filed April 28, 2000.)
  10.21  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and Shoeinvest II, LP.
         (Incorporated by reference to Exhibit 10.20 to Form S-2 filed April
         28, 2000.)
  10.22  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and 3TEC Energy Company
         L.L.C. (Incorporated by reference to Exhibit 10.22 to Form S-2 filed
         April 28, 2000.)
  10.23  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and Shoemaker Family
         Partners, LP. (Incorporated by reference to Exhibit 10.23 to Form S-2 filed April 28, 2000.)
  10.24  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and Shoeinvest II, LP.
         (Incorporated by reference to Exhibit 10.24 to Form S-2 filed April
         28, 2000.)
  10.25  Amended and Restated 1995 Stock Option and Stock Appreciation Rights
         Plan. (Incorporated by reference to Exhibit B to Form DEF 14A filed
         May 5, 1997.)
  10.26  Amendment No. 1 to the Amended and Restated 1995 Stock Option and
         Stock Appreciation Rights Plan. (Incorporated by reference to Exhibit
         B to Form DEF 14A filed May 5, 1998.)
  10.27  1999 Stock Option Plan. (Incorporated by reference to Exhibit E to
         Form DEF 14A filed October 25, 1999.)
  10.28* Second Restated Credit Agreement among 3TEC Energy Corporation, Enex
         Resources Corporation, Middle Bay Production Company, Inc., and
         Magellan Exploration, LLC, as Borrowers, and Bank One, Texas, N.A. and
         the Institutions named therein, as Lenders, Bank One, Texas, N.A., as
         Administrative Agent, Bank of Montreal as Syndication Agent and Banc
         One Capital Markets, Inc., as Arranger, dated May 31, 2000.
  10.29* First Amendment to Shareholders' Agreement by and among 3TEC Energy
         Corporation, the W/E Shareholders and the Major Shareholders, dated
         May 30, 2000.
  10.30* Private Equity Shelf Agreement by and among 3TEC Energy Corporation and EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund
         III-B, L.P., BOCP Energy Partners, L.P. and Energy Capital Investment
         Company PLC.

 Exhibit
   No.                                 Description
 ------- ----------------------------------------------------------------------
  10.31  Executive Employment Agreement between the Company and Steve W. Herod, dated July 1, 1997. (Incorporated by reference to Exhibit 10.3 to Form
         10KSB40 filed on March 31, 1998.)
  10.32  2000 Stock Option Plan (Incorporated by reference to Exhibit A to Form
         DEF 14A filed on May 1, 2000.)
   23.1* Consent of KPMG LLP, independent certified public accountants.
   23.2* Consent of Arthur Andersen LLP, independent public accountants.
   23.3* Consent of Ryder Scott Company, independent petroleum engineers.
   23.4* Consent of H.J. Gruy and Associates, Inc., independent petroleum engineers.
   23.5* Consent of Lee Keeling & Associates, Inc., independent petroleum engineers.
   23.6  Consent of Thompson Knight Brown Parker & Leahy, L.L.P. (included as part of Exhibit 5.1 hereto.)
   24.1  Powers of Attorney (included on signature pages to the Registration
         Statement.)
   27.1* Financial Data Schedule

--------

*  Filed with Amendment No. 1 to Registration Statement on Form S-2, June 6,
   2000.

Item 17. Undertakings

   We hereby undertake to:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment No. 2 to the Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on June 23, 2000.

                                          3TEC ENERGY CORPORATION

                                             /s/ Floyd C. Wilson
                                          By: _________________________________
                                             Floyd C. Wilson,
                                             Chairman of the Board and
                                             Chief Executive Officer

   In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement on Form S-2 has been signed below by the following persons in the capacities indicated and on June 23, 2000.

              Signature                      Title

        /s/ Floyd C. Wilson               Chairman of the Board and Chief
-----------------------------------        Executive Officer
          Floyd C. Wilson

         /s/ R. A. Walker*                President, Chief Financial Officer
-----------------------------------        and Director
           R. A. Walker

       /s/ Stephen W. Herod               Executive Vice President and
-----------------------------------        Director
         Stephen W. Herod

       /s/ Terry W. Gautier*              Controller
-----------------------------------
         Terry W. Gautier

       /s/ David B. Miller*               Director
-----------------------------------
          David B. Miller

      /s/ D. Martin Phillips*             Director
-----------------------------------
        D. Martin Phillips

     /s/ Gary R. Christopher*             Director
-----------------------------------
        Gary R. Christopher

        /s/ Larry L. Helm*                Director
-----------------------------------
           Larry L. Helm

       /s/ Stephen W. Herod
*By:_______________________________
         Stephen W. Herod,
        as attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------  ---------------------------------------------------------------------
    1.1*  Underwriting Agreement, by and between the Company, Bear, Stearns &
          Co. Inc. and the underwriters named therein.
    2.1   Agreement and Plan of Merger, dated December 21, 1999, by and between
          3TEC Energy Corporation 3TM Acquisition L.L.C., Magellan Exploration,
          LLC and ECIC Corporation, EnCap Energy Capital Fund III, L.P., EnCap
          Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., and Pel-
          Tex Partners, L.L.C. (Incorporated by reference to Exhibit C to Form
          DEF14A, filed January 11, 2000.)
    2.2   Agreement and Plan of Merger, dated November 24, 1999, by and between
          3TEC Energy Corporation, a Delaware corporation, and Middle Bay Oil
          Company, Inc., an Alabama corporation. (Incorporated by reference to
          Exhibit A to Form DEF14A, filed October 25, 1999.)
    2.3   Form of Purchase Agreement between and among Middle Bay Oil Company,
          Inc. and private sellers of the properties managed by Floyd Oil
          Company. (Incorporated by reference to Exhibit 2.1 to Form 8-K filed
          December 7, 1999.)
    2.4   Real Estate Exchange Agreement by and between Middle Bay Oil Company,
          Inc. and Floyd Oil Company. (Incorporated by reference to Exhibit 2.1 to Form 8-K/A filed December 17, 1999.)
    2.5   First Amendment to Agreement and Plan of Merger, effective as of
          January 14, 2000, by and among 3TEC Energy Corporation, 3TM
          Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation,
          EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B,
          Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C.
          (Incorporated by reference to Exhibit 2.1 to Form 8-K filed February
          4, 2000.)
    2.6   Second Amendment to Agreement and Plan of Merger, effective as of
          February 2, 2000, by and among 3TEC Energy Corporation, 3TM
          Acquisition L.L.C., Magellan Exploration, LLC, ECIC Corporation,
          EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B,
          Inc., BOCP Energy Partners, L.P., and Pel-Tex Partners, L.L.C.
          (Incorporated by reference to Exhibit 2.2 to Form 8-K filed February
          4, 2000.)
    2.7   Form of Agreement of Sale and Purchase by and between C.W. Resources,
          Inc., Westerman Royalty, Inc., and Carl A. Westerman and 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 10.32 to Form S-2 filed April 28, 2000.)
    3.1   Certificate of Incorporation of 3TEC Energy Corporation.
          (Incorporated by reference to Exhibit 3.1 Form 8-K/A filed December
          6, 1999.)
    3.2   Certificate of Amendment to the Certificate of Incorporation of 3TEC
          Energy Corporation. (Incorporated by reference to Form 3.3 10-KSB filed March 30, 2000.)
    3.3   Certificate of Merger of Middle Bay Oil Company, Inc. into 3TEC
          Energy Corporation. (Incorporated by reference to Exhibit 3.3 Form 8-
          K/A filed December 16, 1999.)
    3.4   Bylaws of the Company. (Incorporated by reference to Exhibit C of the
          Company's definitive proxy statement filed October 25, 1999.)
    4.1   Certificate of Designation of Series B Preferred Stock of 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 3.1 to Form 8-K/A filed December 16, 1999.)
    4.2   Certificate of Designation of Series C Preferred Stock of 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 3.2 Form 8-K/A filed December 16, 1999.)
    4.3   Certificate of Designation of Series D Preferred Stock of 3TEC Energy
          Corporation. (Incorporated by reference to Exhibit 4.3 to Form 10-QSB filed May 15, 2000.)
    5.1*  Legal opinion of Thompson Knight Brown Parker & Leahy, L.L.P. as to
          the legality of the securities being offered.
   10.1   Securities Purchase Agreement, dated July 1, 1999 by and between the
          Company and 3TEC Energy Corporation. (Incorporated by reference to
          Exhibit C to the definitive Proxy Statement filed July 19, 1999.)

 Exhibit
   No.                                 Description
 ------- ----------------------------------------------------------------------
   10.2  Securities Purchase Agreement, dated August 27, 1999 by and between the Company and Shoemaker Family Partners, LP. (Incorporated by
         reference to Exhibit 10.2 to Form 10-QSB filed November 15, 1999.)
   10.3  Securities Purchase Agreement, dated August 27, 1999 by and between the Company and Shoeinvest II, LP. (Incorporated by reference to
         Exhibits to Exhibit 10.3 to Form 10-QSB filed November 15, 1999.)
   10.4  Securities Purchase Agreement, dated October 19, 1999 between The
         Prudential Insurance Company of America and the Company. (Incorporated
         by reference to Exhibit 10.1 to Form 8-K filed November 2, 1999.)
   10.5  Shareholders Agreement, dated August 27, 1999 by and among the
         Company, 3TEC Energy Corporation and the Major Shareholders.
         (Incorporated by reference to Exhibit 10.5 to Form 10-QSB filed
         November 15, 1999.)
   10.6  Registration Rights Agreement, dated August 27, 1999 by and among the
         Company, 3TEC Energy Corporation, the Major Shareholders, Shoemaker
         Family Partners, LP and Shoeinvest II, LP. (Incorporated by reference to Exhibit 10.6 to Form 10-QSB filed November 15, 1999.)
   10.7  Amendment to Registration Rights Agreement, dated October 19, 1999 by and among the Company, W/E Energy Company, L.L.C. f/k/a 3TEC Energy
         Company L.L.C., f/k/a 3TEC Energy Corporation, Shoemaker Family
         Partners, LP, Shoeinvest II, LP, and The Prudential Insurance Company
         of America. (Incorporated by reference to Exhibit 10.2 to Form 8-K filed November 2, 1999.)
   10.8  Participation Rights Agreement, dated October 19, 1999 by and among the Company, The Prudential Insurance Company of America and W/E
         Energy Company L.L.C. (Incorporated by reference to Exhibit 10.3 to
         Form 8-K filed November 2, 1999.)
   10.9  Employment Agreement, dated April 15, 2000 by and between Floyd C.
         Wilson and the Company. (Incorporated by reference to Exhibit 10.9 to
         Form S-2 filed April 28, 2000.)
  10.10  Employment Agreement, dated May 1, 2000, by and between R.A. Walker and the Company. (Incorporated by reference to Exhibit 10.9 to Form S-
         2 filed April 28, 2000.)
  10.11  Restated Credit Agreement by and among Middle Bay Oil Company, Inc.,
         Enex Resources Corporation and Middle Bay Production Company, Inc. as
         borrowers, and Bank One, Texas, N.A. and other institutions as lenders. (Incorporated by reference to Exhibit 10.1 to Form 8-K/A filed December 17, 1999.)
  10.12  Credit Agreement, dated March 27, 1998 by and among the Company,
         Compass Bank, and Bank of Oklahoma, National Association.
         (Incorporated by reference to Exhibit 10.11 to Form 10-QSB filed
         November 15, 1999.)
  10.13  First Amendment to Credit Agreement, dated August 27, 1999 by and among the Company, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.12 to Form 10-
         QSB filed November 15, 1999.)
  10.14  Second Amendment to Credit Agreement, dated October 19, 1999 by and among the Company, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.13 to Form 10-
         QSB filed November 15, 1999.)
  10.15  Subordination Agreement, dated August 27, 1999 by and between 3TEC
         Energy Corporation, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.14 to Form 10-
         QSB filed November 15, 1999.)
  10.16  Subordination Agreement, dated August 27, 1999 by and among Shoemaker
         Family Partners, LP, Compass Bank, and Bank of Oklahoma, National
         Association. (Incorporated by reference to Exhibit 10.15 to Form 10-
         QSB filed November 15, 1999.)
  10.17  Subordination Agreement, dated August 27, 1999 by and among Shoeinvest
         II, LP, Compass Bank, and Bank of Oklahoma, National Association.
         (Incorporated by reference to Exhibit 10.16 to Form 10-QSB filed
         November 15, 1999.)

 Exhibit
   No.                                 Description
 ------- ----------------------------------------------------------------------
  10.18  Letter Amendment No. 1 to Middle Bay Oil Company, Inc. Securities
         Purchase Agreement, dated November 23, 1999, by and between Middle Bay
         Oil Company, Inc. (n/k/a 3TEC Energy Corporation) and The Prudential
         Insurance Company of America (Incorporated by reference to Exhibit
         10.21 to Form S-2 filed April 28, 2000 and replacing the unexecuted
         Exhibit 10.17 of Form 10-QSB filed November 15, 1999.)
  10.19  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and 3TEC Energy Company
         L.L.C. (Incorporated by reference to Exhibit 10.18 to Form S-2 filed
         April 28, 2000.)
  10.20  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and Shoemaker Family
         Partners, LP. (Incorporated by reference to Exhibit 10.18 to Form S-2 filed April 28, 2000.)
  10.21  Intercreditor Agreement, dated as of November 23, 1999, among Middle
         Bay Oil Company, Inc., Bank One Texas, N.A. and Shoeinvest II, LP.
         (Incorporated by reference to Exhibit 10.20 to Form S-2 filed April
         28, 2000.)
  10.22  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and 3TEC Energy Company
         L.L.C. (Incorporated by reference to Exhibit 10.22 to Form S-2 filed
         April 28, 2000.)
  10.23  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and Shoemaker Family
         Partners, LP. (Incorporated by reference to Exhibit 10.23 to Form S-2 filed April 28, 2000.)
  10.24  Amendment to Securities Purchase Agreement, dated as of November 23,
         1999, among Middle Bay Oil Company, Inc. and Shoeinvest II, LP.
         (Incorporated by reference to Exhibit 10.24 to Form S-2 filed April
         28, 2000.)
  10.25  Amended and Restated 1995 Stock Option and Stock Appreciation Rights
         Plan. (Incorporated by reference to Exhibit B to Form DEF 14A filed
         May 5, 1997.)
  10.26  Amendment No. 1 to the Amended and Restated 1995 Stock Option and
         Stock Appreciation Rights Plan. (Incorporated by reference to Exhibit
         B to Form DEF 14A filed May 5, 1998.)
  10.27  1999 Stock Option Plan. (Incorporated by reference to Exhibit E to
         Form DEF 14A filed October 25, 1999.)
  10.28* Second Restated Credit Agreement among 3TEC Energy Corporation, Enex
         Resources Corporation, Middle Bay Production Company, Inc., and
         Magellan Exploration, LLC, as Borrowers, and Bank One, Texas, N.A. and
         the Institutions named therein, as Lenders, Bank One, Texas, N.A., as
         Administrative Agent, Bank of Montreal as Syndication Agent and Banc
         One Capital Markets, Inc., as Arranger, dated May 31, 2000.
  10.29* First Amendment to Shareholders' Agreement by and among 3TEC Energy
         Corporation, the W/E Shareholders and the Major Shareholders, dated
         May 30, 2000.
  10.30* Private Equity Shelf Agreement by and among 3TEC Energy Corporation and EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund
         III-B, L.P., BOCP Energy Partners, L.P. and Energy Capital Investment
         Company PLC.
  10.31  Executive Employment Agreement between the Company and Steve W. Herod, dated July 1, 1997. (Incorporated by reference to Exhibit 10.3 to Form
         10KSB40 filed on March 31, 1998.)
  10.32  2000 Stock Option Plan (Incorporated by reference to Exhibit A to Form
         DEF 14A filed May 1, 2000.)
   23.1* Consent of KPMG LLP, independent certified public accountants.
   23.2* Consent of Arthur Andersen LLP, independent public accountants.
   23.3* Consent of Ryder Scott Company, independent petroleum engineers.
   23.4* Consent of H.J. Gruy and Associates, Inc., independent petroleum engineers.

 Exhibit
   No.                                Description
 ------- --------------------------------------------------------------------
  23.5*  Consent of Lee Keeling & Associates, Inc., independent petroleum engineers.
  23.6   Consent of Thompson Knight Brown Parker & Leahy, L.L.P. (included as part of Exhibit 5.1 hereto.)
  24.1   Powers of Attorney (included on signature pages to the Registration
         Statement).
  27.1*  Financial Data Schedule

--------

* Filed with Amendment No. 1 to Registration Statement on Form S-2 on June 6, 2000.